Exhibit 99.1

[LOGO] RADYNE                                                      PRESS RELEASE
       COMSTREAM

         Radyne ComStream Announces Preliminary 4th Qtr and 2003 Results Expects to Report $0.15 EPS on 20% Increase in Revenues - Cash Reaches $30M

PHOENIX, AZ - January 23, 2004 - Radyne ComStream Inc. (NASDAQ:  RADN; Warrants:
RADNW), today reported that it expects to report net earnings of approximately $2.4 million, or $0.15 per share on a diluted basis, for its fiscal fourth quarter ended December 31, 2003 compared to a net loss of $3.8 million, or $0.25 per share, for the fourth quarter of 2002. Revenues were up 20% to approximately $16.5 million for the fourth quarter of 2003 compared to $13.7 million for the same quarter of 2002.

Estimated earnings for fourth quarter 2003 benefited from a projected increase in gross margins of almost 60% to approximately $8.9 million from $5.6 million in the year earlier period due to the increased sales and to the mix of newer, lower cost products introduced during 2003. Gross margins for fourth quarter 2003 also benefited from cost reductions resulting in lower operating overhead compared to fourth quarter 2002. Operating expenses were down $0.4 million or 8% compared to the same quarter of 2002 due primarily to staff and cost reductions in prior periods.

Earnings reported for the year ended December 31, 2003 are expected to be approximately $4.0 million, or $0.24 per diluted share on revenues of $57.9 million compared to a loss of $2.6 million on revenues of $57.7 million for the 2002 year, before charges for the write off of impaired assets and restructuring costs that totaled $6.3 million. Loss per diluted share in the prior year, after all charges, was $0.59. Bookings in the quarter were approximately $15.0 million, ending the year with backlog of about $8 million.

Cash increased to about $30 million at December 31, 2003 from $16.2 million at December 31, 2002.

Radyne ComStream will conduct a conference call and webcast to comment on and answer any questions related to its fourth quarter 2003 financial results when those results are finalized, which includes an audit by our independent auditors. We expect that the conference call will be scheduled to occur about February 19, 2004. The Company will send out a press release approximately one week in advance of the call with instructions for those who wish to participate.

About Radyne ComStream

Radyne ComStream designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The Company, through the Tiernan subsidiary (www.tiernan.com), is a supplier of HDTV and SDTV encoding and transmission equipment. The Armer subsidiary (www.armercom.com) provides innovative solutions for the integration and installation of turnkey communications systems. Radyne ComStream is headquartered in Phoenix, Arizona, has manufacturing facilities in Phoenix and San Diego, and sales offices in Singapore, Beijing, Jakarta and London. The Company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information visit our web site at www.radn.com.

Contact: Garry Kline, Corporate Controller, Radyne ComStream, 602.437.9620


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Safe Harbor Paragraph for Forward-Looking Statements

This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") and Radyne ComStream claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to the Company's expectation that its results will not be materially affected by audit adjustments, which may be required. Actual results for the fourth quarter of 2003 and for the full year may differ materially from those estimated in this press release due to factors that include risks associated with final review and audit of the financial results and preparation of quarterly and annual financial statements, which may include unexpected accounting adjustments.

Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Radyne ComStream and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect Radyne ComStream's results and cause them to materially differ from those estimated in the forward-looking statements contained herein include, without limitation the Company's recognition of revenue practices, changes to estimates for loss reserves related to accounts receivables and other accounting estimates that the Company makes in the normal course of business.

Other factors that may affect forward-looking statements and the Company's business generally include but are not limited to:

o Prospects of the international markets and global economy given that Radyne ComStream depends heavily on international sales.

o     A downturn in the evolving telecommunications and Internet industries.

o Risk factors and cautionary statements made in Radyne ComStream's Annual Report on Form 10-K for the period ended December 31, 2002 and its quarterly reports of Form 10-Q.

o The effect that acts of international terrorism may have on Radyne ComStream's ability to ship products abroad.

o Other factors that Radyne ComStream is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. Radyne ComStream does not undertake and specifically declines any obligation to update any forward-looking statements.

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